UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 17, 2011

Commission File Number: 0-25662

ANADIGICS, Inc.
(Exact name of registrant as specified in its charter)
Delaware	22-2582106
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

141 Mt. Bethel Road, Warren, NJ	07059
(Address of prinicipal executive offices)	(Zip Code)

908-668-5000
(Registrants telephone number, including area code)

Item 2.02 Results of Operations and Financial Condition

On February 17, 2011, ANADIGICS, Inc. (“ANADIGICS”) is issuing a press release and holding a conference call announcing its financial results for the fourth quarter and year end 2010. A copy of the press release is furnished as Exhibit 99.1 to this Form 8-K. The information in this Form 8-K and the Exhibit attached hereto is furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Use of Non-GAAP Financial Measures

    The attached press release includes financial measures that are not in accordance with GAAP, consisting of non-GAAP net income or loss and non-GAAP income or loss per share. Management uses non-GAAP net income or loss and non-GAAP income or loss per share to evaluate the Company's operating and financial performance in light of business objectives, for planning purposes, when publicly providing our business outlook and to facilitate period-to-period comparisons. ANADIGICS believes that these measures are useful to investors because they enhance investors' ability to review the Company's business from the same perspective as the Company's management and facilitate comparisons of this period's results with prior periods. These non-GAAP measures exclude charges related to stock-based compensation, restructuring and impairment charges and recoveries, auction rate securities’ adjustments, the refund of certain R&D tax credits and non-comparative charges in 2009 resulting from the settlement of a commercial dispute with a customer and inventory reserves associated with reduced demand. Non-GAAP measures are used by some investors when assessing the ongoing operating and financial performance of our Company. These financial measures are not in accordance with GAAP and may differ from non-GAAP methods of accounting and reporting used by other companies. Management acknowledges that stock-based compensation is a recurring cost and is an important part of our employee’s compensation and impacts their performance. However the expense is non-cash in nature and there are various valuation methodologies and assumptions used in determining stock-based compensation that may be unrelated to operations, such as volatility and current interest rates. The presentation of the additional information should not be considered a substitute for net income or loss or income or loss per share prepared in accordance with GAAP.  The primary material limitations associated with the use of non-GAAP measures as compared to the most directly comparable GAAP financial measures are (i) they may not be comparable to similarly titled measures used by other companies in ANADIGICS industry, and (ii) they exclude financial information that some may consider important in evaluating our performance.
Pursuant to the requirements of Regulation G, ANADIGICS has included a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits.

99.1  Press Release issued by ANADIGICS, Inc., dated February 17, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANADIGICS, INC.

Date: February 17, 2011

By: /s/ Thomas C. Shields

Name: Thomas C. Shields
Title: Executive Vice President and Chief Financial Officer
EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued by ANADIGICS, Inc., dated February 17, 2011

ANADIGICS ANNOUNCES FOURTH QUARTER AND FULL YEAR 2010 RESULTS

Quarterly Net Sales of $60.2Million; up 44.1% Year-Over-Year
 Full Year $216.7 Million; up 54.3% over 2009
Quarterly GAAP EPS of $0.05; Non-GAAP EPS of $0.07
Full year GAAP EPS $0.02; Non-GAAP EPS $0.11

WARREN, N.J., February 17, 2011—ANADIGICS, Inc. (Nasdaq: ANAD), a leading provider of semiconductor solutions in the broadband wireless and wireline communications markets, reported fourth quarter 2010 net sales of $60.2 million, a decrease of 1.7% sequentially and an increase of 44.1% from the fourth quarter of 2009.  Revenue for the full year 2010 grew 54.3% over 2009 to $216.7 million.

As of December 31, 2010, cash, cash equivalents and short and long-term marketable securities totaled $106.1 million, an increase of $13.6 million over 2009.

Net income for the fourth quarter of 2010 was $3.4 million, or $0.05 per diluted share.  Net income for 2010 was $1.3 million, or $0.02 per share. Non-GAAP net income for the fourth quarter of 2010 was $4.9 million, or $0.07 per share.  Non-GAAP net income for the year was $7.7 million or $0.11 per diluted share.

“I am very proud of our accomplishments during this past year in which we significantly increased revenue by 54.3%, consisting of 72% growth in our Wireless business and 20% in Broadband. We also exceeded our goals for both profitability and free cash flow,” said Mario Rivas, president and chief executive officer. “Our strong performance in 2010 is a result of successful execution on the strategic initiatives that we outlined at the beginning of the year. Looking forward, we remain well positioned to benefit from the continued growth in the 3G and 4G markets as we strive to expand our market share at new and existing customers, execute on design wins and continue to introduce superior new products.

Outlook for the First Quarter 2011

Tom Shields, chief financial officer commented, “We are seeing indications of greater than normal seasonality in the first quarter of 2011 primarily due to softness in China and through our distribution channels relating to excess inventories, coupled with a continued market correction expected to further impact our Cable and WiMax revenue. As a result, we currently anticipate total revenue to be in the range of $42 million to $44 million.  Net loss per share on a GAAP basis for the first quarter of 2011 is expected to be ($0.11) to ($0.12).  Non-GAAP loss per share, excluding non-cash stock compensation expense, is expected to be between ($0.07) and ($0.08).  The GAAP net loss and non-GAAP loss per share are based on an estimated weighted average outstanding common share count of 69.2 million.”

The statements regarding the Company’s anticipated future performance are forward looking and actual results may differ materially. Please see safe harbor statement at the end of this press release.

This press release includes financial measures that are not in accordance with GAAP, consisting of non-GAAP net income or loss and non-GAAP income or loss per share. Management uses non-GAAP net income or loss and non-GAAP income or loss per share to evaluate the Company's operating and financial performance in light of business objectives, for planning purposes, when publicly providing our business outlook and to facilitate period-to-period comparisons. ANADIGICS believes that these measures are useful to investors because they enhance investors' ability to review the Company's business from the same perspective as the Company's management and facilitate comparisons of this period's results with prior periods. These non-GAAP measures exclude charges related to stock-based compensation, restructuring and impairment charges and recoveries, auction rate securities’ adjustments, the refund of certain R&D tax credits and non-comparative charges in 2009 resulting from the settlement of a commercial dispute with a customer and inventory reserves associated with reduced demand. Non-GAAP measures are used by some investors when assessing the ongoing operating and financial performance of our Company. These financial measures are not in accordance with GAAP and may differ from non-GAAP methods of accounting and reporting used by other companies. Management acknowledges that stock-based compensation is a recurring cost and is an important part of our employee’s compensation and impacts their performance. However the expense is non-cash in nature and there are various valuation methodologies and assumptions used in determining stock-based compensation that may be unrelated to operations, such as volatility and current interest rates. The presentation of the additional information should not be considered a substitute for net income or loss or income or loss per share prepared in accordance with GAAP.

Limitations of non-GAAP financial measures. The primary material limitations associated with the use of non-GAAP measures as compared to the most directly comparable GAAP financial measures are (i) they may not be comparable to similarly titled measures used by other companies in ANADIGICS industry, and (ii) they exclude financial information that some may consider important in evaluating our performance. We compensate for these limitations by providing reconciliations of reported net income or loss and income or loss per share to non-GAAP net income or net loss and non-GAAP income or loss per share, respectively, within this press release.

Conference Call

ANADIGICS' senior management will conduct a conference call today at 8:30 AM Eastern time. A live audio Webcast will be available at www.anadigics.com/investors. A recording of the call will be available approximately two hours after the end of the call on the ANADIGICS Web site or by dialing 800-642-1687 conference ID 42515180 (available until February 24, 2011).

Recent Highlights

February 9, 2011 - ANADIGICS Maximizes Wireless Network Connectivity with new Power Amplifier
February 7, 2011 - ANADIGICS Expands Industry’s Most Efficient 4G LTE Power Amplifier Family
February 3, 2011 - ANADIGICS introduces new Power Amplifier for WiMax Customer Premises Equipment
January 21, 2011 - ANADIGICS Joins Exclusive NASDAQ Global Select Market
December 15, 2010 - ANADIGICS Provides LTE PA for LGs First 4G USB Wireless Modem
November 18, 2010 – Samsung Selects ANADIGICS Power Amplifiers for New Galaxy Tab Devices

 # # #

About ANADIGICS, Inc.

ANADIGICS, Inc. (Nasdaq: ANAD - News) is a leading provider of semiconductor solutions in the growing broadband wireless and wireline communications markets. The Company's products include power amplifiers, tuner integrated circuits, active splitters, line amplifiers, and other components, which can be sold individually or packaged as integrated radio frequency and front end modules.

Safe Harbor Statement

Except for historical information contained herein, this press release contains projections and other forward-looking statements (as that term is defined in the Securities Exchange Act of 1934, as amended). These projections and forward-looking statements reflect the Company's current views with respect to future events and financial performance and can generally be identified as such because the context of the statement will include words such as "believe", "anticipate", "expect", or words of similar import. Similarly, statements that describe our future plans, objectives, estimates or goals are forward-looking statements. No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results and developments could differ materially from those projected as a result of certain factors. Important factors that could cause actual results and developments to be materially different from those expressed or implied by such projections and forward-looking statements include those factors detailed from time to time in our reports filed with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2009, and those discussed elsewhere herein.

ANADIGICS, INC.
Consolidated Statements of Operations
(Amounts in thousands, except per share amounts)

	Three months ended		Twelve months ended
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009
	(unaudited)	(unaudited)	(unaudited)

Net sales	$60,229	$41,810	$216,714	$140,484
Cost of sales	37,920	30,132	140,869	120,326
Gross profit	22,309	11,678	75,845	20,158
Research and development expenses	12,799	12,943	50,120	45,969
Selling and administrative expenses	6,992	6,829	27,977	26,914
Restructuring and impairment (recovery) charges	-	-	(1,717)	2,598
Operating income (loss)	2,518	(8,094)	(535)	(55,323)
Interest income	492	104	784	1,134
Interest expense	(25)	(131)	(154)	(1,897)
Other income (expense), net	380	138	868	(1,318)
Income (loss) before income taxes	3,365	(7,983)	963	(57,404)
Benefit from income taxes	-	0	(297)	(321)
Net income (loss)	$3,365	$(7,983)	$1,260	$(57,083)

Net earnings (loss) per share
Basic	$0.05	$(0.13)	$0.02	$(0.92)
Diluted	$0.05	$(0.13)	$0.02	$(0.92)

Basic shares outstanding	65,911	62,920	65,084	62,372
Basic & dilutive shares outstanding	68,711	62,920	67,554	62,372

Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures

GAAP net income (loss)	$3,365	$(7,983)	$1,260	$(57,083)
Stock compensation expense
Cost of sales	421	498	2,173	2,441
Research and development	666	991	3,228	4,706
Selling and administrative	864	1,198	3,834	5,030
Other non-GAAP adjustments
Cost of sales (1)	-	-	-	5,289
Research and development (2)	-	1,755	-	1,755
Selling and administrative (3)	-	370	-	370
Auction rate securities adjustments (4)	(429)	(38)	(808)	1,492
Restructuring and impairment (recovery) charges	-	-	(1,717)	2,598
Benefit for income taxes	-	-	(297)	(321)
Non-GAAP net income (loss)	$4,887	$(3,209)	$7,673	$(33,723)

Non-GAAP earnings (loss) per share (*)
Basic	$0.07	$(0.05)	$0.12	$(0.54)
Diluted	$0.07	$(0.05)	$0.11	$0.54

(*) Calculated using related GAAP shares outstanding

(1) Twelve months ended December 31, 2009 included $3,879 for the October 26, 2009 settlement of a commercial dispute with a customer recorded in the third quarter and $1,410 inventory reserves charge for products with reduced demand recorded in first quarter of 2009.
(2) Three and twelve months ended December 31, 2009 included executive officer separation costs of $1,755 for which $382 was non-cash.
(3) Three and twelve months ended December 31, 2009 included officer separation costs of $370 for which $35 was non-cash.
(4) Auction rate securities adjustments include impairments, recoveries upon sale and interest accretion.

ANADIGICS, INC.
Condensed Consolidated Balance Sheets
(Amounts in thousands)

	December 31, 2010	December 31, 2009
Assets	unaudited

Current assets:
Cash and cash equivalents	$97,129	$83,172
Accounts receivable	35,299	20,013
Inventory	20,734	18,250
Prepaid expenses and other current assets	3,319	2,503
Total current assets	156,481	123,938

Marketable securities	8,964	9,354
Plant and equipment, net	68,119	80,884
Other assets	248	276
	$233,812	$214,452

Liabilities and stockholders’ equity

Current liabilities:
Accounts payable	$17,968	$11,287
Accrued liabilities	10,191	10,208
Accrued restructuring costs	-	55
Total current liabilities	28,159	21,550

Other long-term liabilities	2,689	3,844
Stockholders’ equity	202,964	189,058
	$233,812	$214,452

* The condensed balance sheet at December 31, 2009 has been derived from the audited financial statements at such date but does not include all the information and footnotes required by U.S.
generally accepted accounting principles for complete financial statements.